                           Offer to Purchase for Cash

                                       by
[LIBBEY LOGO]                     LIBBEY INC.
                                       of

                   Up to 1,500,000 shares of its Common Stock
                  at a Purchase Price not greater than $26.50
                         nor less than $23.50 per share

To the Participants in our 401(k) Plans:

     As a participant in either the Libbey Inc. Retirement Savings Plan or the Libbey Inc. Supplemental Retirement Plan (individually a "Plan" and collectively the "401(k) Plans") a portion of your Plan accounts may be invested in the common stock of Libbey Inc., a Delaware corporation ("Libbey"). As more fully described below, Libbey has commenced an offer to purchase for cash up to 1,500,000 shares of its common stock, $0.01 par value per share, including the associated preferred stock purchase rights, at a price not greater than $26.50 nor less than $23.50 per share, net to the seller in cash, without interest, on the terms and subject to the conditions of the tender offer.

     Enclosed are tender offer materials and a yellow Trustee Direction Form that require your immediate attention. These materials describe the tender offer and its terms in more detail. As described below, you have the right to instruct JPMorgan Chase Bank as trustee of the 401(k) Plans (the "Trustee") whether to tender shares of Libbey common stock credited to your individual account under the 401(k) Plans.

     If you do not wish to direct the tender of any portion of the shares in your Plan account, you do not need to take any action. If you would like to direct the tender of some or all of the shares held on your behalf in your Plan account in response to this tender offer, detailed instructions on how to tender those shares are set forth below.

     To understand the tender offer fully and for a more complete description of the terms and conditions of the tender offer, you should carefully read the entire Offer to Purchase dated February 18, 2003 which is enclosed. The Offer is subject to certain conditions which are described in the Offer to Purchase.

     IN ORDER TO TENDER SHARES IN YOUR PLAN ACCOUNT YOU WILL NEED TO COMPLETE THE ENCLOSED YELLOW TRUSTEE DIRECTION FORM AND RETURN IT TO D. F. KING & CO., INC., P.O. BOX 1150, PITTSBURGH, PA 15230-1150 IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 MIDNIGHT., NEW YORK CITY TIME, ON FRIDAY, MARCH 14, 2003, UNLESS THE TENDER OFFER IS EXTENDED, IN WHICH CASE, IF ADMINISTRATIVELY FEASIBLE, THE DEADLINE FOR RECEIPT OF YOUR TRUSTEE DIRECTION FORM WILL BE 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE THIRD DAY PRIOR TO THE EXPIRATION OF THE TENDER OFFER, AS EXTENDED.

     D. F. King & Co., Inc. has been hired by Libbey as the Information Agent with respect to the tender offer. D. F. King & Co., Inc. will receive each participant's tender directions and then give them to JPMorgan Chase Bank as the Trustee of the 401(k) Plans. The Trustee will then tender shares at the prices specified on behalf of all participants in the 401(k) Plans who elected to tender shares.

     The remainder of this letter summarizes the tender offer, your rights under the 401(k) Plans and the procedures for completing the yellow Trustee Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, which is enclosed with this letter.

     THE OFFER. Libbey is offering to purchase up to 1,500,000 shares of its common stock at a price not greater than $26.50 nor less than $23.50 per share. The purchase price for the tendered shares will be selected by Libbey, and will not be greater than $26.50 nor less than $23.50 per share, without interest, based on the price that will allow it to purchase 1,500,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased in the tender offer will be purchased at the same purchase price.

     This tender offer is being extended to all of Libbey's stockholders, not just stockholders who are participants in the 401(k) Plans. All shares properly tendered at or below the purchase price selected by Libbey and not properly withdrawn will be purchased, subject to the conditions of the tender offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than 1,500,000 shares are properly tendered, Libbey will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that is selected by Libbey and shares not purchased because of proration or conditional tenders will be returned promptly following the expiration of the tender offer.

     Libbey's tender offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the tender offer.

     Libbey reserves the right, in its sole discretion, to purchase more than 1,500,000 shares in the tender offer.

     You must carefully follow the instructions below if you want to direct the Trustee to tender some or all of the shares held on your behalf in your Plan account. Failure to follow these instructions properly may make you ineligible to direct the Trustee to tender of the shares held in your Plan account in the tender offer. Shares held on your behalf in your Plan account can be made only by following these instructions and by properly completing and returning the yellow Trustee Direction Form.

     If you tender shares, the tender proceeds will be reinvested in JP Morgan 100% US Securities Fund. Once the tender proceeds have been credited to your Plan account, you may reallocate your investments among the various investment funds under the Plan in the usual manner.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in the Plan, you should read the Letter of Transmittal carefully. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES THAT ARE HELD ON YOUR BEHALF IN YOUR PLAN ACCOUNT. The Letter of Transmittal may only be used to tender shares held outside of the 401(k) Plans. If you hold shares outside of the 401(k) Plans and wish to tender those shares as well as shares held in your Plan account, you need to comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your shares outside of the 401(k) Plans, and submit a yellow Trustee Direction Form for shares you hold in your Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.

     The tender offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of shares of common stock of Libbey. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Libbey residing in any jurisdiction in which the making of the tender offer or acceptance of the tender offer would not be in compliance with the securities laws of that jurisdiction.

     TENDERING SHARES. To instruct the Trustee to tender any or all of the shares held on your behalf in your Plan account, you must complete the enclosed yellow Trustee Direction Form and return it to D. F. King & Co., Inc., P.O. Box 1150, Pittsburgh, PA 15230-1150 in the enclosed return envelope so that it is RECEIVED by 12:00 Midnight., New York City time, on Friday, March 14, 2003, unless the tender offer is extended, in which case, if administratively feasible, the deadline for receipt of your yellow Trustee Direction Form will be 12:00 Midnight, New York City time, on the third day prior to the expiration of the tender offer, as extended.

     IF YOU DO NOT COMPLETE THE ENCLOSED YELLOW TRUSTEE DIRECTION FORM AND RETURN IT TO D. F. KING & CO., INC., ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER AND NO SHARES CREDITED TO YOUR PLAN ACCOUNT WILL BE TENDERED IN THE TENDER OFFER.

     You may determine the number of shares in your Plan account, from time to time either through the internet at WWW.RETIREONLINE.COM or by calling JP Morgan American Century, the record keeper for the 401(k) Plans, at 1-800-
345-2345. Please note that the number of shares in your Plan account may change during the 20 business day tender offer period as a result of additional 401(k) and matching contributions being made, as well as by any investment direction changes you may make.

     You may not tender more shares than are held in your Plan accounts on Friday, March 14, 2003, or the deadline for returning the yellow Trustee Direction Form, if the tender offer is extended. If you direct the Trustee to tender more shares than are held in your Plan accounts on the date of the deadline for submitting Trustee Direction Forms, then the Trustee will tender all of the shares held in your Plan accounts.

     If you desire to tender shares from your Plan accounts on the yellow Trustee Direction Form you must specify the following:

     - Whether or not you wish to tender all shares held in your Plan accounts, or just some shares. If you specify that you only wish to tender a certain number of shares, then the Trustee will only tender that specified number if your Plan account contains at least that number of shares. If your Plan account contains less than the number of shares you specified to tender, the Trustee will tender all shares in your Plan account.

     - Whether you are willing to sell the shares in your Plan accounts to Libbey at the price determined by Libbey in the tender offer (which could result in you receiving a price per share as low as $23.50), or

     - If not, you must specify the price or prices, not greater than $26.50 nor less than $23.50 per share, at which you are willing to sell the shares in your Plan accounts to Libbey under the tender offer. Prices may be specified in increments of $.10.

     When considering whether or not to participate in the tender offer, it is important that you note the following:

          1. Libbey has been advised that if D. F. King & Co., Inc. does not receive your yellow Trustee Direction Form by 12:00 Midnight, New York City time, on Friday, March 14, 2003, then the Information Agent will not have sufficient time to process your direction and inform the Trustee. In such case, the Trustee will not tender any shares held on your behalf in the Plan. The tender offer, withdrawal rights and proration period will expire at 12:00 Midnight, New York City time, on Monday, March 17, 2003, unless the tender offer is extended. Consequently, your yellow Trustee Direction Form must be received by D. F. King & Co., Inc. no later than 12:00 Midnight, New York City time, on Friday, March 14, 2003, unless the offer is extended.

          2. Shares held on your behalf in your Plan account may be tendered at prices not greater than $26.50 nor less than $23.50 per share.

          3. The 401(k) Plans are prohibited from selling shares to Libbey for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Libbey's common stock on the New York Stock Exchange at the expiration of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase.

          4. The tender offer is for up to 1,500,000 shares, constituting approximately 10.25% of the shares outstanding as of February 12, 2003. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase.

          5. Neither Libbey nor any member of its Board of Directors, nor the Dealer Manager, the Information Agent, the Trustee or any other fiduciary of the 401(k) Plans makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. Libbey's directors and executive officers have indicated that they do not intend to tender any shares in the tender offer as more specifically discussed in Section 11 of the Offer to Purchase.

          6. Your tender instructions will be held in strict confidence by D. F. King & Co., Inc. and the Trustee and will not be divulged or released to any directors, officers or employees of Libbey, except as may be required by law.

          7. Tendering participants will not be obligated to pay any brokerage fees or commission or solicitation fees to the Dealer Manager, Depositary, Information Agent or Libbey or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the tender offer.

          8. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the Trustee to tender shares held on your behalf in your Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting the new Trustee Direction Form. However, the new Trustee Direction Form will be effective only if it is received by D. F. King & Co., Inc. on or before 12:00 Midnight, New York City time, on Friday, March 14,

     2003, which is three days before the scheduled expiration of the tender offer at 12:00 Midnight, New York City time, on Monday, March 17, 2003. Upon receipt of a timely submitted new yellow Trustee Direction Form, your previous instructions to tender the shares will be deemed canceled. If your new yellow Trustee Direction Form directed the Trustee to withdraw from tender the shares held on your behalf in your Plan account, you may later re-tender those shares by submitting another yellow Trustee Direction Form at the above address so long as it is received by D. F. King & Co., Inc. on or before three days before the expiration of the tender offer. Additional Trustee Direction Forms may be obtained by calling D. F. King & Co., Inc., at (800) 431-9642.

          9. While participants will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals or distributions from the 401(k) Plans may be adversely impacted by a tender and sale of shares within the 401(k) Plans. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a 401(k) Plan including Libbey shares that have increased in value while they were held by the 401(k) Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell the shares. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual Plan account are purchased by Libbey in the tender offer, you will no longer be able to take advantage of this tax benefit.

     Unless you direct the Trustee on the enclosed yellow Trustee Direction Form to tender the shares held on your behalf in your Plan account, no shares will be tendered.

                             TRUSTEE DIRECTION FORM
                              WITH RESPECT TO THE
                         OFFER TO PURCHASE FOR CASH BY
                                  LIBBEY INC.
                                       OF
                   UP TO 1,500,000 SHARES OF ITS COMMON STOCK

     The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated February 18, 2003, and the related Letter of Transmittal and Letter to the Participants in Libbey's 401(k) Plans in connection with the tender offer by Libbey Inc., a Delaware corporation ("Libbey"), to purchase up to 1,500,000 shares of its common stock, $0.01 par value per share.

     These instructions will instruct JPMorgan Chase Bank (the "Trustee"), as trustee for the Libbey Inc. Retirement Savings Plan and the Libbey Inc. Supplemental Retirement Plan (singly, a "Plan" and collectively, the "401(k) Plans") to tender shares held by the Trustee for the undersigned's Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

     NOTE: Shares allocated to participant accounts for which the Trustee does not receive directions will not be tendered.

     NUMBER OF SHARES TENDERED:  (check one box)

     [ ] I direct the Trustee to tender ALL of the shares in my Plan account

     [ ] I direct the Trustee to tender ________ (complete blank) shares in my Plan account

(1) SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER

     By checking the box below INSTEAD OF ONE OF THE BOXES UNDER "Shares Tendered at Price Determined by Stockholder," the undersigned hereby tenders shares at the purchase price, as the same shall be determined by Libbey in accordance with the terms of the tender offer.

     [ ] I want to maximize the chance of having Libbey accept for purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, I hereby direct the Trustee to tender shares at, and am willing to accept, the purchase price determined by Libbey in accordance with the terms of the tender offer and resulting from the tender offer process. This action could result in receiving a price per share as low as $23.50 per share.

                                       OR

(2) SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

     By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER "Shares Tendered at Price Determined Under the Tender Offer," the undersigned hereby directs the Trustee to tender shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by Libbey for the shares is less than the price checked below. A participant who desires to direct the Trustee to tender shares at more than one price must complete a separate yellow Trustee Direction Form for each price at which shares are tendered. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.

                 PRICE (IN DOLLARS) PER SHARES AT WHICH SHARES
                               ARE BEING TENDERED

[ ] $23.50      [ ] $24.30     [ ] $25.10     [ ] $25.90
[ ] $23.60      [ ] $24.40     [ ] $25.20     [ ] $26.00
[ ] $23.70      [ ] $24.50     [ ] $25.30     [ ] $26.10
[ ] $23.80      [ ] $24.60     [ ] $25.40     [ ] $26.20
[ ] $23.90      [ ] $24.70     [ ] $25.50     [ ] $26.30
[ ] $24.00      [ ] $24.80     [ ] $25.60     [ ] $26.40
[ ] $24.10      [ ] $24.90     [ ] $25.70     [ ] $26.50
[ ] $24.20      [ ] $25.00     [ ] $25.80

     CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID DIRECTION FOR THE TRUSTEE TO TENDER SHARES.

Dated:
---------------------------

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                                  (SIGNATURE)

Print Name:
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Print Social Security Number:
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Address:
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Daytime Telephone Number with Area Code:
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Check which 401(k) Plan in which you are a participant:

[ ] Libbey Inc. Retirement Savings Plan

[ ] Libbey Inc. Supplemental Retirement Plan